Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, IL  60606

July 11, 2017

The Middleby Corporation

1400 Toastmaster Drive

Elgin, Illinois  60120

Re:	The Middleby Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to The Middleby Corporation, a Delaware corporation (the “Company”), and are furnishing this opinion in connection with the registration statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the issuance by the Company from time to time, pursuant to Rules 415 and 416, as applicable, of the General Rules and Regulations of the Commission promulgated under the Act (the “Rules and Regulations”) of 1,000,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Company’s Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In rendering the opinion stated herein, we have examined and relied on the following:

(a)         the Registration Statement, as filed with the Commission on the date hereof;

(b)         an executed copy of a certificate of Martin Lindsay, Treasurer and Secretary, dated July 11, 2017 (the “Officer’s Certificate”);

(c)          the Plan, certified pursuant to the Officer’s Certificate;

(d)         a specimen certificate representing the Common Stock, certified pursuant to the Officer’s Certificate;

(e)          a copy of the Restated Certificate of Incorporation of the Company, dated April 29, 2005, and filed May 17, 2005, certified pursuant to the Officer’s Certificate;

(f)           a copy of the Certificate of Amendment to the Restated Certificate of Incorporation of the Company, dated and filed May 3, 2007, certified pursuant to the Officer’s Certificate;

(g)          a copy of the Certificate of Amendment to the Restated Certificate of Incorporation of the Company, dated May 6, 2014, and filed May 8, 2014, certified pursuant to the Officer’s Certificate;

(h)         a copy of the Third Amended and Restated By-laws of the Company dated May 14, 2013, certified pursuant to the Officer’s Certificate; and

(i)             certain resolutions of the Board of Directors of the Company, adopted March 23, 2017, and July 7, 2017, relating to the amendment to the Plan and the filing of the Registration Statement, certified pursuant to the Officer’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Officer’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  The opinion set forth below is subject to the following further qualifications and assumptions that:

(a)         the Plan Shares will be issued in accordance with the terms of the Plan;

(b)         each award agreement setting forth the terms of each grant of stock options or other awards under the Plan (each an “Award Agreement”) is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto;

(c)          the consideration received by the Company for each Plan Share delivered pursuant to the Plan shall not be less than the par value of the Common Stock; and

(d)         the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Plan Shares and such stock certificates will conform to the specimen certificate examined by us.

Members of our firm are admitted to the practice of law in the State of Illinois, and we do not express any opinion as to the laws of any jurisdiction other than Delaware corporate law and we do not express any opinion as to the effect of any other laws on the opinions stated herein. The Plan Shares may be issued from time to time under the Plan and this opinion is limited to the laws as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based on and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the terms and conditions of the Plan and any applicable Award Agreement, the Plan Shares will be validly issued and, subject to the restrictions imposed by the Plan and any such Award Agreement, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Item 5. Interests of Named Experts and Counsel” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SG